Reference:     97-#24

FOR IMMEDIATE RELEASE

             AMERICAN MOBILE SATELLITE REACHES AGREEMENT TO ACQUIRE
                   ARDIS MOBILE DATA SUBSIDIARY FROM MOTOROLA

     Combination Forms Seamless Satellite/Terrestrial Wireless Data Network

RESTON, VA, and SCHAUMBURG, IL, December 31, 1997--American Mobile Satellite Corporation (NASDAQ: SKYC) and Motorola, Inc., (Motorola) (NYSE: MOT) today announced a definitive agreement whereby American Mobile will acquire Motorola's ARDIS data messaging business, which owns and operates the nation's first and largest two-way wireless data communications network. When the acquisition is complete, American Mobile will become one of the country's largest providers of mobile data services to the transportation and field services industries, as well as others that rely heavily on mobile communications. The American Mobile network will offer the only combined satellite/terrestrial data capability for least-cost routing of data messaging. The transaction is contingent upon governmental approvals, and is expected to be completed during the first quarter of 1998.

       "This is an extraordinarily exciting time for wireless data services, with a long-projected emergence of new applications and customers beginning to take hold," said Gary M. Parsons, president and chief executive of American Mobile. "New, attractively priced pagers, modems and terminal equipment designed for the ARDIS network, combined with recent new customer contracts, convinced us that the growth prospects for ARDIS, and the wireless data industry in general, are outstanding. Further, the combination of our companies' data offerings creates a critical mass, coverage area, and breadth of services that is unmatched in the industry."

     The ARDIS wireless data network covers more than 425 of the top cities in the US, Puerto Rico, and the US Virgin Islands. Transmissions easily penetrate buildings, providing wireless data communications not otherwise possible in urban areas. The ARDIS network complements American Mobile's existing satellite communications technology, the first of its kind to provide mobile data and voice dispatch services in remote areas under served by ground-based networks.

     American Mobile and Motorola have partnered in the past, with American Mobile's Multi-mode Messaging Service employing the ARDIS network as one of its transmission pathways.

     "Our customers have long told us the most important attributes of a wireless service provider are coverage and breadth of product offerings," said Walt Purnell, president and chief executive officer of ARDIS. "The integration of ARDIS with American Mobile, while providing both voice and data solutions, also enables the joint entity to become the `100% coverage company.' The timing is ideal as it enables this robust set of customer solutions to converge with recent increases in customer demand." "Motorola is pleased with this transaction from the standpoint of advancing the wireless data industry," said Dominic Layden, general manager of the North America Network Division of Motorola's Information Products and Services Group. "Motorola has been successful in creating and investing in new markets. And, consistent with our long-term strategy in the US, we continue to focus our efforts on providing new technology and equipment manufacturing, rather than on operating network systems." American Mobile Satellite Corporation provides a wide range of mobile communications services, including telephone, digital voice dispatch, data communications, mobile messaging and position reporting services. The company's shareholders include Hughes Communications, Inc.; Singapore Telecom; and AT&T Wireless Services, Inc.

     Motorola is one of the world's leading providers of wireless communications, semiconductors, and advanced electronic systems, components, and services. Major equipment businesses include messaging, paging, and data communications, cellular telephone, two-way radio, personal communications, automotive, defense and space electronics, and computers. Motorola semiconductors power communication devices, computers, and millions of other products. Motorola's 1996 sales were $28 billion.


                                       ###


Factors that could cause forward-looking statements in this news release to differ materially from actual results are discussed in American Mobile Satellite Corporation's S-1 registration statement; Form 10K for the year ended December 31, 1996; Form 10Q for the quarter ended September 30, 1997 and other periodic filings the company has made with the Securities and Exchange Commission. Copies of the filings are available upon request from American Mobile Satellite Corporation's investor relations department.

American Mobile Press Contact:
Orly Konig Lopez
703-716-6522
Orly.Lopez@AmMobile.com

Renate Brown Neely
703/716-6558
Renate.Neely@AmMobile.com

ARDIS Contact:
Naomi Yeransian
847-913-4233
Yeransian@ardis.com

Motorola Contact:
Albert Lopez
847/538-2080
Albert_Lopez@msmail2.wes.mot.com